Exhibit 99.1

Contact Information
Hawk Associates, Inc.
Frank N. Hawkins, Jr. or Julie Marshall
4538 S. 140th St.	Phone: (305) 451-1888
Omaha, NE 68137	E-mail: info@hawkassociates.com
(402) 614-0258 phone	http://www.hawkassociates.com
http://www.gabrieltechnologies.com	http://www.americanmicrocaps.com

Gabriel Technologies Corp.’s Subsidiary
Trace Technologies, LLC Signs Agreement
to Purchase Location Tag Assets
from CSI Wireless LLC

Omaha, NE, July 31, 2006 -- Gabriel Technologies Corporation (OTC Bulletin Board: GWLK), a leading provider of proprietary solutions in three rapidly growing segments of the homeland security market - asset tracking, physical security, and secure identity management for physical and logical access control -- announced today that its wholly owned subsidiary, Trace Technologies, LLC (“Trace”), on July 25, 2006, entered into an asset purchase agreement (the “Agreement”) with CSI Wireless LLC (“CSI”). Under the Agreement, Trace agreed to acquire CSI’s assets and technology related to the design, manufacture, enhancement and support of a GPS tracking device, engineered and manufactured by CSI for Trace, known as “Location-Tag”, and agreed to terminate a Technology Development and Manufacturing Agreement with CSI (described below). For CSI’s assets and technology, Trace agreed (i) to pay $125,000 into escrow at the signing of the Agreement, (ii) to pay $325,000 at the closing of the transaction, (iii) to pay $125,000 by way of a promissory note due 90 days after the closing of the transaction, and (iv) to pay $250,000 by way of a promissory note 180 days after the closing of the transaction (with such two promissory notes referred to as the “Promissory Notes”). In addition, Gabriel agreed to issue to CSI restricted common shares of Gabriel (with certain registration rights) with a value of $145,000 at the closing and, further, to issue restricted common shares of Gabriel with a value of $375,000 at the closing of the transaction as security for payment of the Promissory Notes. The common shares of Gabriel issued to CSI as security would be returned to Gabriel upon payment of the Promissory Notes. No CSI liabilities would be assumed by Trace in the transaction. The closing of the transaction, which is expected in August 2006, is contingent on the satisfaction of certain terms and conditions.

The Agreement also would terminate the Technology Development and Manufacturing Agreement between CSI and Locate Networks, Inc. (“Locate”) dated February 4, 2004, with Locate’s interest having been assigned to Trace on August 11, 2004. Under that agreement, CSI had certain exclusive manufacturing rights (with respect to the assets and technology which are the subject of the Agreement), which are terminated by the Agreement.

Maurice Shanley, President of Trace, said, “The acquisition of these assets and technology and the termination of the development and manufacturing agreement are significant steps for Trace in that they will provide Trace, other GPS tracking device manufacturers, and our customers greater flexibility and options in the design and manufacture of new GPS tracking devices, as well as the ability to enhance the existing GPS tracking device. Trace looks forward to being able to work with other manufacturers in all aspects of design and manufacture of paging devices which utilize the Qualcomm SnapTrackTM assisted-GPS technology.”

About Trace Technologies
Trace Technologies, LLC is a wholly owned subsidiary of Gabriel Technologies Corporation. Trace’s location tracking technology provides enhanced location services to devices supporting Qualcomm’s SnapTrack™ assisted-GPS technology. Subscriber’s licensees pay a fee to access the Trace SnapTrack-based location information to determine the precise location of enabled devices, such as the Trace Asset Tag. Trace works with a number of value-added resellers and distribution partners to give the technology a greater reach within the tracking services market. Trace Technologies’ mission is to provide the highest quality security solutions available by creating innovative, proven technologies that can be implemented on a realistic basis. The company is headquartered in Omaha, Neb., with satellite offices in Seattle, Wash., and Dallas, Texas. For more information, visit http://www.trace-tech.net.

About Gabriel Technologies
Gabriel Technologies is a leading provider of proprietary solutions in three rapidly growing segments of the homeland security market - asset tracking, physical security, and secure identity management for physical and logical access control. The company intends to provide the highest quality security products available by creating innovative, proven technologies that can be implemented on a realistic basis. Gabriel Technologies develops, manufactures and sells a series of technically advanced systems in the physical locking systems market for the transportation and shipping industries through the WAR-LOK brand; GPS-assisted asset tracking through Trace Technologies; and biometric security products through Digital Defense Group. Security issues have evolved substantially in recent years due to increasing risks from identity theft, larceny and terrorism.

Further information can be found at http://www.gabrieltechnologies.com. For more information about Gabriel, contact Daniel Leonard at (402) 614-0258.

An investment profile on Gabriel can be found at http://www.hawkassociates.com/gabriel/profile.php.

Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor relations kit containing Gabriel Technologies’ press releases, SEC filings, current Level II price quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-Looking Statements: Investors are cautioned that certain statements contained in this document are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects” and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Gabriel actions, which may be provided by management, are also forward-looking statements as defined by the act. These statements are not guarantees of future performance.